Exhibit 5.1

VectivBio Holding AG	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich
Aeschenvorstadt 36
4051 Basel
Switzerland	homburger.ch
T +41 43 222 10 00

April 26, 2021

VectivBio Holding AG – Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special Swiss counsel to VectivBio Holding AG, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a registration statement on Form S-8 (the Registration Statement), to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof for the purpose of registering under the
United States Securities Act of 1933, as amended (the Securities Act), 8,752,400 ordinary shares of the Company, each with a nominal value of CHF 0.05 (the Ordinary Shares). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).
I.    Basis of Opinion
This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.
For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents we have deemed necessary or advisable for the purpose of rendering this opinion (collectively the Documents):
(i)    an electronic copy of the Registration Statement;
(ii)    an electronic copy of the Equity Incentive Plan 2019 enacted by the Company's board of directors on August 29, 2019 and as amended on September 27, 2019 and November 23,
2019 (the 2019 EIP);
(iii)    an electronic copy of the Equity Incentive Plan 2020 enacted by the Company's board of di- rectors on August 29, 2020 and as amended on September 24, 2020 (the 2020 EIP);
(iv)    an electronic copy of the 2021 Equity Incentive Plan adopted by the Company's board of directors on March 31, 2021 and approved by the Company's extraordinary general meeting held on April 1, 2021 (the 2021 EIP);
(v)    an electronic copy of the 2021 Employee Share Purchase Plan adopted by the Company's board of directors on March 31, 2021 and approved by the Company's extraordinary general meeting held on April 1, 2021 (the 2021 ESPP, and together with the 2021 EIP, the 2021Plans);
(vi)    an electronic copy of the written resolution of the Company's board of directors dated as of August 29, 2019 enacting the 2019 EIP;
(vii)    an electronic copy of the minutes of the meeting of the Company's board of directors held on September 27, 2019 enacting the amended 2019 EIP;
(viii)    an electronic copy of the written resolution of the Company's board of directors dated as of November 23, 2019 enacting the amended 2019 EIP;
(ix)    an electronic copy of the written resolution of the Company's board of directors dated as of August 29, 2020 enacting the 2020 EIP;
(x)    an electronic copy of the written resolution of the Company's board of directors dated as of September 24, 2020 enacting the amended 2020 EIP;
(xi)    an electronic copy of the written resolution of the Company's board of directors dated as of March 31, 2021 approving the 2021 Plans;
(the documents (vi) through (xi) collectively, the Board Resolutions);
(xii)    an electronic copy of the shareholders' resolutions passed at the Company's extraordinary general meeting held on April 1, 2021 approving the 2021 Plans;
(xiii)    an electronic copy of the notarized shareholders' resolutions passed at the Company's extraordinary general meeting held on April 1, 2021, resolving on, inter alia, contingent upon the ordinary capital increase resolved at such meeting, (1) the amendment of the authorized capital in the amount of CHF 832,392.25 allowing for the issuance of a maximum of 16,647,845 Ordinary Shares (the Authorized Share Capital), (2) the amendment of the conditional capital for participation programs in the amount of no more than CHF 381,506.25 allowing for the issuance of up to 7,630,125 Ordinary Shares (the Conditional Participation Share Capital), (3) a one-for-one conversion of all existing preferred shares into Ordinary Shares, and (4) a revision and restatement of the Articles of Association (as defined below).
(the documents (xii) and (xiii) collectively, the Shareholders' Resolutions);

(xiv)    an electronic copy of the notarized articles of association (Statuten) of the Company dated April 13, 2021 (the Articles of Association); and
(xv)    an electronic copy of a certified excerpt from the daily registry of the Commercial Register (Tagesregisterauszug) of the Canton of Basel-Stadt, Switzerland, dated April 13, 2021, relating to the Company (the Excerpt).
No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.
II.    Assumptions
In rendering the opinion below, we have assumed the following:
(a)    all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;
(b)    all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;
(c)    all documents produced to us in draft form will be executed in the form of the draft submitted to us;
(d)    all signatures appearing on all original documents or copies thereof which we have examined are genuine;
(e)    each party to the Documents is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all Ordinary Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all Ordinary Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all Ordinary Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their as- sets or revenues;
(f)    to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;
(g)    no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;
(h)    the Registration Statement has been filed by the Company;
(i)    the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;
(j)    the Registration Statement, the Excerpt and the Articles of Association are unchanged, correct, complete and up-to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Registration Statement, the Excerpt and the Articles of Association, as the case may be, as of the date hereof;

(k)    the Shareholders' Resolutions and the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect;
(l)    the 2019 EIP and the 2020 EIP remain in full force and effect with regard to all options and restricted share units which have not been exercised or have not yet vested as of the date hereof;
(m)    the 2021 Plans have not been rescinded or amended and are in full force and effect;
(n)     prior to the issuance of any Ordinary Shares, the board of directors of the Company will have duly authorized the issuance of any options on Ordinary Shares and, if necessary, will have validly excluded the pre-emptive rights of the existing shareholders for purposes of offering the Ordinary Shares under the 2019 EIP, the 2020 EIP and the 2021 Plans as con- templated in the Registration Statement, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all Ordinary Shares;
(o)     any Ordinary Shares issued out of the Authorized Share Capital and the Conditional Partici-ation Share Capital will be listed on The Nasdaq Global Market in accordance with applicable laws and regulations;
(p)    the exercise notice with respect to Ordinary Shares issued out of the Authorized Share Capi tal and the Conditional Participation Share Capital will be duly delivered in accordance with Swiss law and the 2019 EIP, the 2020 EIP and the 2021 Plans;
(q)    to the extent the Company issues Ordinary Shares out of the Authorized Share Capital and the Conditional Participation Share Capital against cash, the performance of the contribution in money shall be made at a banking institution subject to the Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended;
(r)    the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (Einlagenrückgewähr) and has not undertaken and will not undertake an acquisition in kind (Sacheinlage) or intended acquisition in kind (Sachübernahme) without complying with the formal procedure set forth in article 628 of the Swiss Code of Obligations; and
(s)     all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be under- taken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.
III    Opinion
Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:
1.    The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.
2.    The Company's share capital registered in the Commercial Register of the Canton of Basel- Stadt amounts to CHF 1,793,093.40, divided into 35,861,868 Ordinary Shares. Such Ordinary Shares have been validly issued, fully paid as to their nominal value and are non-assessable.

3.    The Ordinary Shares that may be issued from the Authorized Share Capital and the Conditional Participation Share Capital, if and when such Ordinary Shares are issued pursuant to the Articles of Association, the 2019 EIP, the 2020 EIP and the 2021 Plans and registered with the Commercial Register of the Canton of Basel-Stadt, and after the nominal amount for such Ordinary Shares has been paid-in in cash or by way of set-off, and entered into the Company's book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable.
IV.    Qualifications
The above opinions are subject to the following qualifications:
(a)    The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.
(b)    The exercise of voting rights and rights related thereto with respect to any Ordinary Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.
(c)     We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investores to reach an informed assessment of the Company, any companies within the Compa- ny's consolidation perimeter and the Ordinary Shares.
(d)    Notwithstanding or irrespective of registration of the capital increase with the Commercial Register of the Canton of Basel-Stadt, the underlying shareholders' resolutions may be challenged by a dissenting shareholder of the Company or others in court or otherwise. How- ever, we believe that a challenge of the underlying shareholders' resolution by a dissenting shareholder of the Company after registration of the Ordinary Shares with the Commercial Register of the Basel-Stadt, even if successful, would not in itself void such Ordinary Shares.
(e)    We express no opinion as to regulatory matters or as to any commercial, accounting, calcu- lating, auditing or other non-legal matter.
We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose con- sent is required under Section 7 of the Securities Act.
This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,
Homburger AG
/s/ Andreas Müller
Andreas Müller